Exhibit 5.1
April 19, 2013

Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, Virginia 24012
Ladies and Gentlemen:
We have acted as special counsel for B.W.P. Distributors, Inc., a New York corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s guarantee of $300,000,000 aggregate principal amount of 5.75% senior unsecured notes due 2020 of Advance Auto Parts, Inc., a Delaware corporation and indirect parent of the Company (“Advance”), and $300,000,000 aggregate principal amount of Advance’s 4.500% Notes due 2022 (collectively, the “Notes”), pursuant to the Registration Statement on Form S-3, File No. 333-166291 (as amended and supplemented from time to time, the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2010, as amended by Post-Effective Amendment No. 1 filed with the SEC on December 1, 2011, Post-Effective Amendment No. 2 filed with the SEC on December 21, 2012 and Post-Effective Amendment No. 3 filed with the SEC on April 19, 2013.
The Notes were issued as senior indebtedness of Advance under an indenture between Advance, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association (the “Trustee”), dated as of April 29, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of April 29, 2010 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of May 27, 2011 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of January 17, 2012 (the “Third Supplemental Indenture”) and the Fourth Supplemental Indenture, dated as of December 21, 2012 (the “Fourth Supplemental Indenture”). The Base Indenture together with (and as supplemented by) the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture is referred to herein as the “Existing Indenture”. The Notes are guaranteed on an unsecured basis by each of the subsidiary guarantors party to the Existing Indenture. This opinion is being furnished in connection with the addition of the Company as a subsidiary guarantor under the Existing Indenture pursuant to the Fifth Supplemental Indenture, dated as of April 19, 2013 (the “Fifth Supplemental Indenture”), and the Company’s guarantee on an unsecured basis of the Notes pursuant to the Company’s execution of the Fifth Supplemental Indenture (the “Subsidiary Guarantee”), and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pert aining to the contents of the Registration Statement other than as to the validity of the Subsidiary Guarantee.
We have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Subsidiary Guarantee. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we consider appropriate. As to all matters of fact, we have entirely relied upon certificates of officers of the Company and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates. In connection with this opinion, we have also examined and relied upon the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form.
We have assumed that, as of immediately before the execution and delivery of the Fifth Supplemental Indenture, the Existing Indenture is in full force and effect and constitutes the valid and binding agreement of each party thereto and has not been supplemented, amended, modified or otherwise changed, whether by agreement, conduct or performance.
The opinion set forth below relating to the binding effect of the Subsidiary Guarantee is subject to the following general qualifications:
(i)  the enforceability of any obligation of the Company may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights);
(ii)  the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);
(iii) we express no opinion as to the enforceability of any particular provision of the Subsidiary Guarantee relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments or counterclaims, (iv) the granting of any power of attorney or of any proxy to any person, (v) exculpation or exoneration clauses, clauses relating to rights of indemnity or contribution, and clause relating to releases or waivers of unmatured claims or rights, (vi) waivers or variations of legal provisions or rights which are not capable of waiver or variation under applicable law, or (vii) the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages or other amount that may be held by any court to be a “penalty” or a “forfeiture”; and
(iv) we express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of the Company.
This opinion is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York, in each case to the extent the same may apply to or govern the Subsidiary Guarantee, and we express no opinion as to the laws of any other jurisdiction.
Based upon and subject to the foregoing, we are of the opinion that the Subsidiary Guarantee, when executed and issued by the Company, will constitute a valid and binding obligation of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Act.

Very truly yours,
/s/ Bingham McCutchen LLP
BINGHAM McCUTCHEN LLP